EXHIBIT 99.1

Hudson Technologies REPORTS RECORD Second QUARTER revenues OF $34.6 million; DILUTED EPS of $0.14 pearl river, ny – AUgust 2, 2016 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter ended June 30, 2016.

The Company achieved record revenues for the three months ended June 30, 2016 of $34.6 million, an increase of 21% compared to $28.6 million in the comparable 2015 period. The revenue increase in the quarter is primarily related to an increase in the price of certain refrigerants, slightly offset by reduced volumes of certain refrigerants sold. Gross margin improved to 30% in the second quarter of 2016 compared to 25% in the prior year period. Net income for the quarter was $4.8 million, or $0.15 per basic and $0.14 per diluted share, compared to net income of $2.8 million, or $0.09 per basic and $0.08 per diluted share, in the second quarter of 2015.

For the first six months of 2016, Hudson recorded revenues of $62.8 million, a 24% increase as compared to $50.7 million in the comparable 2015 period. The increase is primarily related to a higher selling price of certain refrigerants and higher volumes of certain refrigerants sold. Gross margin increased to 29% in the first half of 2016 as compared to 25% in the first half of 2015. Net income for the first half of 2016 was $7.8 million, or $0.24 per basic and $0.23 per diluted share, compared to $4.7 million or $0.14 per basic and diluted share in the first half of 2015.

Subsequent to the close of the second quarter, the Company announced that it has been awarded, as the prime contractor, a five-year contract including a five-year renewal option, by the United States Defense Logistics Agency (“DLA”) with an estimated maximum value over the term of the agreement of $400 million in sales to the Department of Defense (“DoD”). The contract is for the management and supply of refrigerants, compressed gases, cylinders and related items to the U.S. Military Commands and Installations, Federal civilian agencies and Foreign Militaries. Primary users include the U.S. Army, Navy, Air Force, Marine Corps and Coast Guard.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented,

“Building on the momentum from our strong first quarter performance, we’re very pleased to have delivered record revenues, enhanced margins and significantly improved profitability in the second quarter of 2016. During the quarter, which represents the midpoint of our nine- month refrigerant sales season, we benefitted from continued increases in the average selling price for R-22 refrigerant.

“We continue to see growth in our reclamation business. We believe there is a broader opportunity for reclamation in response to both the ongoing R-22 production phase-out and for the expected phase-out of next generation HFC-based refrigerants. HFCs, which are the replacement refrigerants for HCFCs such as R-22, have drawn concern from the global community due to their high global warming potential and have also been targeted for a global phase down. Hudson is the largest reclaimer in the industry, and we believe our proprietary technology, strong distribution network and longstanding relationships make us the best resource for our customers as they prepare for ongoing and upcoming refrigerant phase-outs.”

Mr. Zugibe concluded, “We are very excited about winning a substantial contract from the DoD. While the ultimate amount of revenue we receive will be determined by order levels, we believe this contract will contribute considerable future revenue and earnings growth and provide future opportunities for Hudson to generate revenues from the Federal government as a prime contractor.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the first quarter results today, August 2, 2016 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until September 2, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13641632.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Revenues	$34,605	$28,637	$62,772	$50,740
Cost of sales	24,114	21,425	44,759	38,003
Gross profit	10,491	7,212	18,013	12,737

Operating expenses:
Selling and marketing	1,019	1,054	2,136	2,014
General and administrative	1,328	1,397	2,714	2,692
Total operating expenses	2,347	2,451	4,850	4,706

Operating Income	8,144	4,761	13,163	8,031

Interest Expense	352	236	623	443

Income before income tax expense	7,792	4,525	12,540	7,588

Income tax expense	2,962	1,714	4,766	2,884

Net income	$4,830	$2,811	$7,774	$4,704

Net income per common share - Basic	$0.15	$0.09	$0.24	$0.14
Net income per common share - Diluted	$0.14	$0.08	$0.23	$0.14
Weighted average number of shares outstanding - Basic	33,128,518	32,542,672	33,008,588	32,454,175
Weighted average number of shares outstanding - Diluted	34,270,337	34,383,092	34,045,125	34,254,901

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,544	$1,258
Trade accounts receivable - net	21,931	4,414
Inventories	57,770	61,897
Deferred tax asset	376	376
Prepaid expenses and other current assets	2,367	1,524
Total current assets	83,992	69,469

Property, plant and equipment, less accumulated depreciation	7,147	7,536
Other assets	68	76
Deferred tax asset	1,943	3,287
Goodwill	856	856
Intangible assets, less accumulated amortization	3,549	3,787
Total Assets	$97,555	$85,011

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$4,906	$5,792
Income taxes payable	1,665	0
Accrued expenses and other current liabilities	2,590	3,018
Accrued payroll	512	1,577
Revolving line of credit	25,596	20,227
Short-term debt and current maturities of long-term debt	315	346
Total current liabilities	35,584	30,960
Other liabilities	0	333
Long-term debt, less current maturities	4,146	4,293
Total Liabilities	39,730	35,586

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 33,199,249 and 32,804,617	332	328
Additional paid-in capital	62,786	62,163
Accumulated deficit	(5,293)	(13,066)
Total Stockholders' Equity	57,825	49,425

Total Liabilities and Stockholders' Equity	$97,555	$85,011